Investor Relations Contact:
Michael J. Melnyk, CFA
732-870-4581
mmelnyk@commvault.com

Media Relations Contact:
Miranda Foster
732-728-5378
mfoster@commvault.com

Commvault Announces Fiscal 2021 Third Quarter Financial Results
---Record quarterly revenue of $188.0 million ---
--- Third quarter software and products revenue up 16% year over year ---
--- Recurring revenue up 13% year over year ---

Third quarter highlights include:

Third quarter
GAAP Results:
Revenues	$188.0 million
Income from Operations (EBIT)	$2.7 million
EBIT Margin	1.4%
Diluted Earnings Per Share	$0.03

Non-GAAP Results:
Income from Operations (EBIT)	$37.3 million
EBIT Margin	19.8%
Diluted Earnings Per Share	$0.57

Tinton Falls, N.J. – January 27, 2021 – Commvault [NASDAQ: CVLT] today announced its financial results for the third quarter ended December 31, 2020.

“The strategic moves we made over the past two years are delivering results," said Sanjay Mirchandani, President and CEO, Commvault. "We have simplified how we do business, dramatically improved our execution, and are innovating faster than ever.”
Total revenues for the third quarter of fiscal 2021 were $188.0 million, an increase of 7% year over year. Total recurring revenue was $140.0 million, an increase of 13% year over year.

Annualized recurring revenue (ARR), which is the annualized value of all active Commvault recurring revenue streams at the end of the reporting period, was $507.2 million as of December 31, 2020, up 11% from December 31, 2019.

Software and products revenue was $88.6 million, an increase of 16% year over year. The year over year increase in software and products revenue was driven by a 19% increase in revenue from larger deals (deals greater than $0.1 million in software and products revenue).

Larger deal revenue represented 68% of our software and products revenue in the three months ended December 31, 2020. The number of larger deal revenue transactions increased 3% year over year to 187 deals for the three months ended December 31, 2020. The average dollar amount of larger deal revenue transactions was approximately $322,000, representing a 15% increase from the prior year quarter.

Services revenue in the quarter was $99.4 million, flat year over year.

On a GAAP basis, income from operations (EBIT) was $2.7 million for the third quarter compared to a loss of $0.5 million in the prior year. Non-GAAP EBIT was $37.3 million in the quarter compared to $28.9 million in the prior year.

Operating cash flow totaled $17.0 million for the third quarter of fiscal 2021 compared to $0.9 million in the prior year quarter. Total cash and short-term investments were $388.4 million as of December 31, 2020 compared to $339.7 million as of March 31, 2020.

During the third quarter of fiscal 2021, Commvault repurchased 700,694 shares of its common stock totaling $33.1 million at an average price of approximately $47.28 per share. An update on our capital allocation policy will be provided on our investor day conference call.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Use of Non-GAAP Financial Measures

Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, non-GAAP diluted earnings per share and annualized recurring revenue (ARR). This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software and products, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards as well as restructuring costs. In fiscal 2020, Commvault also excluded costs related to a non-routine shareholder matter. Commvault has also excluded the noncash amortization and impairment of intangible assets and certain costs related to key employees of Hedvig from its non-GAAP results. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses.

Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

Amortization and impairment charges of intangible assets are noncash items. Commvault believes the exclusion of these expenses provide for a useful comparison of operating results to prior periods and to other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for the limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). In addition to the adjustments discussed in non-GAAP income from operations, non-GAAP net income and non-GAAP diluted EPS incorporates a non-GAAP effective tax rate of 27%.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host its FutureReady Investor Event today, January 27, 2021 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) to discuss quarterly results, its long-term vision and strategy and provide a multi-year business outlook. Investors can register and access the live webcast by visiting the event site on Commvault's website. The meeting will include a slide presentation and participants are encouraged to view the presentation via webcast at the event site.

About Commvault
Commvault is the recognized leader in data backup and recovery. Commvault’s converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage and use their most critical asset — their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,600 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2021 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Commvault HyperScale, ScaleProtect, Commvault OnePass, Unified Data Management, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, APSS, Commvault Edge, Commvault GO, Commvault Advantage, Commvault Complete, Commvault Activate, Commvault Orchestrate, Commvault Command Center, Hedvig, Universal Data Plane, the “Cube” logo, Metallic, the “M Wave” logo, Be Ready and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
Revenues:
Software and products	$88,625	$76,631	$237,488	$208,900
Services	99,367	99,720	294,643	297,236
Total revenues	187,992	176,351	532,131	506,136
Cost of revenues:
Software and products	6,916	8,077	20,666	22,938
Services	21,496	22,446	59,096	67,546
Total cost of revenues	28,412	30,523	79,762	90,484
Gross margin	159,580	145,828	452,369	415,652
Operating expenses:
Sales and marketing	84,542	84,563	245,287	252,908
Research and development	35,727	30,503	97,824	77,310
General and administrative	22,702	23,864	69,009	71,124
Restructuring	11,618	2,021	19,709	18,951
Impairment of intangible assets	—	—	40,700	—
Depreciation and amortization	2,323	5,356	12,441	10,681
Total operating expenses	156,912	146,307	484,970	430,974
Income (loss) from operations	2,668	(479)	(32,601)	(15,322)
Interest income	167	786	759	4,270
Income (loss) before income taxes	2,835	307	(31,842)	(11,052)
Income tax expense	1,162	957	5,373	3,528
Net income (loss)	$1,673	$(650)	$(37,215)	$(14,580)
Net income (loss) per common share:
Basic	$0.04	$(0.01)	$(0.80)	$(0.32)
Diluted	$0.03	$(0.01)	$(0.80)	$(0.32)
Weighted average common shares outstanding:
Basic	47,013	46,028	46,575	45,586
Diluted	48,013	46,028	46,575	45,586

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	March 31,
	2020	2020
ASSETS
Current assets:
Cash and cash equivalents	$377,569	$288,082
Restricted cash	—	8,000
Short-term investments	10,845	43,645
Trade accounts receivable, net	190,651	146,990
Other current assets	27,570	26,969
Total current assets	606,635	513,686

Property and equipment, net	113,079	114,519
Operating lease assets	23,709	15,009
Deferred commissions cost	35,306	31,394
Intangible assets, net	—	46,350
Goodwill	112,435	112,435
Other assets	14,415	11,683
Total assets	$905,579	$845,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$622	$307
Accrued liabilities	102,924	87,051
Current portion of operating lease liabilities	8,346	7,699
Deferred revenue	247,544	233,497
Total current liabilities	359,436	328,554

Deferred revenue, less current portion	108,280	92,723
Deferred tax liabilities, net	807	849
Long-term operating lease liabilities	17,561	8,808
Other liabilities	5,424	2,238

Total stockholders’ equity	414,071	411,904
Total liabilities and stockholders’ equity	$905,579	$845,076

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities
Net income (loss)	$1,673	$(650)	$(37,215)	$(14,580)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,636	5,564	13,379	11,618
Noncash stock-based compensation	22,037	18,974	61,572	48,581
Impairment of intangible assets	—	—	40,700	—
Amortization of deferred commissions cost	4,221	4,420	13,747	13,150
Impairment of operating lease assets	612	145	1,304	2,195
Changes in operating assets and liabilities:
Trade accounts receivable, net	(42,607)	(32,890)	(38,970)	12,735
Operating lease assets and liabilities, net	89	(554)	(719)	(512)
Other current assets and Other assets	(3,027)	7,382	6,955	5,586
Deferred commissions cost	(5,981)	(4,390)	(15,946)	(11,352)
Accounts payable	340	(1,301)	273	(1,726)
Accrued liabilities	17,635	(1,003)	484	(2,018)
Deferred revenue	20,941	5,817	10,719	(6,262)
Other liabilities	(1,564)	(625)	2,964	(1,407)
Net cash provided by operating activities	17,005	889	59,247	56,008
Cash flows from investing activities
Purchase of short-term investments	—	—	—	(32,800)
Proceeds from maturity of short-term investments	—	32,631	32,800	98,150
Business combination, net of cash acquired	—	(157,495)	—	(157,495)
Purchase of property and equipment, net	(2,332)	(454)	(5,994)	(1,911)
Net cash provided by (used in) investing activities	(2,332)	(125,318)	26,806	(94,056)
Cash flows from financing activities
Repurchase of common stock	(33,132)	—	(33,132)	(40,026)
Proceeds from stock-based compensation plans	1,732	24,619	7,003	30,944
Net cash provided by (used in) financing activities	(31,400)	24,619	(26,129)	(9,082)
Effects of exchange rate — changes in cash	11,143	2,210	21,563	(837)
Net increase (decrease) in cash, cash equivalents and restricted cash	(5,584)	(97,600)	81,487	(47,967)
Cash, cash equivalents and restricted cash at beginning of period	383,153	377,625	296,082	327,992
Cash, cash equivalents and restricted cash at end of period	$377,569	$280,025	$377,569	$280,025

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$2,668	$(479)	$(32,601)	$(15,322)
Noncash stock-based compensation (1)	20,883	18,265	59,714	46,899
FICA and payroll tax expense related to stock-based compensation (2)	724	550	1,244	1,190
Restructuring (3)	11,618	2,021	19,709	18,951
Non-routine shareholder matters (4)	—	—	—	7,628
Amortization of intangible assets (5)	—	2,825	5,650	2,825
Hedvig deferred payments (6)	1,406	1,406	4,218	1,406
Acquisition costs (7)	—	4,356	—	5,639
Impairment of intangible assets (8)	—	—	40,700	—
Non-GAAP income from operations	$37,299	$28,944	$98,634	$69,216

GAAP net income (loss)	$1,673	$(650)	$(37,215)	$(14,580)
Noncash stock-based compensation (1)	20,883	18,265	59,714	46,899
FICA and payroll tax expense related to stock-based compensation (2)	724	550	1,244	1,190
Restructuring (3)	11,618	2,021	19,709	18,951
Non-routine shareholder matters (4)	—	—	—	7,628
Amortization of intangible assets (5)	—	2,825	5,650	2,825
Hedvig deferred payments (6)	1,406	1,406	4,218	1,406
Acquisition costs (7)	—	4,356	—	5,639
Impairment of intangible assets (8)	—	—	40,700	—
Non-GAAP provision for income taxes adjustment (9)	(8,955)	(7,069)	(21,464)	(16,313)
Non-GAAP net income	$27,349	$21,704	$72,556	$53,645

Diluted weighted average shares outstanding	48,013	46,598	47,281	46,272
Non-GAAP diluted earnings per share	$0.57	$0.47	$1.53	$1.16

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
Subscription software and products revenue	$48,650	$31,749	$138,239	$86,049
Perpetual software and products revenue	39,975	44,882	99,249	122,851
Total software and products revenue	$88,625	$76,631	$237,488	$208,900
Subscription as a % of total software and products revenue	55%	41%	58%	41%

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
Subscription software and products revenue	$48,650	$31,749	$138,239	$86,049
Recurring support and services revenue	91,375	91,694	271,966	273,305
Total recurring revenue	$140,025	$123,443	$410,205	$359,354
Percentage of total revenues	74%	70%	77%	71%

Perpetual software and products revenue	$39,975	$44,882	$99,249	$122,851
Non-recurring services revenue	7,992	8,026	22,677	23,931
Total non-recurring revenue	$47,967	$52,908	$121,926	$146,782
Percentage of total revenues	26%	30%	23%	29%

Total Revenue (10)	$187,992	$176,351	$532,131	$506,136

	Measures at period ending ($000s)
	December 31, 2019	March 31, 2020	December 31, 2020
Annualized Recurring Revenue (11)	$458,683	$451,667	$507,242

	Three Months Ended December 31, 2020
	Americas	EMEA	APJ	Total
Software and Products Revenue	$43,636	$33,374	$11,615	$88,625
Customer Support Revenue	53,488	25,808	10,386	89,682
Other Services Revenue	5,031	3,332	1,322	9,685
Total Revenue	$102,155	$62,514	$23,323	$187,992

	Three Months Ended December 31, 2019
	Americas	EMEA	APJ	Total
Software and Products Revenue	$40,291	$29,107	$7,233	$76,631
Customer Support Revenue	57,856	22,237	10,438	90,531
Other Services Revenue	4,883	2,673	1,633	9,189
Total Revenue	$103,030	$54,017	$19,304	$176,351

	Nine Months Ended December 31, 2020
	Americas	EMEA	APJ	Total
Software and Products Revenue	$133,522	$74,232	$29,734	$237,488
Customer Support Revenue	162,903	74,029	30,840	267,772
Other Services Revenue	13,938	8,971	3,962	26,871
Total Revenue	$310,363	$157,232	$64,536	$532,131

	Nine Months Ended December 31, 2019
	Americas	EMEA	APJ	Total
Software and Products Revenue	$107,375	$71,922	$29,603	$208,900
Customer Support Revenue	173,450	65,810	30,756	270,016
Other Services Revenue	14,179	8,035	5,006	27,220
Total Revenue	$295,004	$145,767	$65,365	$506,136

	Three Months Ended December 31, 2020		Nine Months Ended December 31, 2020
	Sequential	Year Over Year	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$88,625	$88,625	$237,488
Adjustment for currency impact	(1,404)	(2,822)	(3,531)
Non-GAAP software and products revenue on a constant currency basis (12)	$87,221	$85,803	$233,957

	Three Months Ended December 31, 2020		Nine Months Ended December 31, 2020
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$99,367	$99,367	$294,643
Adjustment for currency impact	(1,054)	(2,459)	(2,884)
Non-GAAP services revenue on a constant currency basis (12)	$98,313	$96,908	$291,759

	Three Months Ended December 31, 2020		Nine Months Ended December 31, 2020
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$187,992	$187,992	$532,131
Adjustment for currency impact	(2,458)	(5,281)	(6,415)
Non-GAAP total revenues on a constant currency basis (12)	$185,534	$182,711	$525,716

Footnotes - Adjustments

(1)Represents noncash stock-based compensation charges associated with restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
Cost of services revenue	$945	$635	$2,351	$2,023
Sales and marketing	9,714	9,128	25,906	24,133
Research and development	6,203	5,222	17,722	9,226
General and administrative	4,021	3,280	13,735	11,517
Stock-based compensation expense	$20,883	$18,265	$59,714	$46,899

The table above excludes stock-based compensation expense related to the Company's restructuring activities described below in footnote three.

(2)Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)In recent fiscal years, Commvault initiated restructuring plans to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions, as well as the closure of offices. Restructuring includes stock-based compensation related to modifications of awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(4)During fiscal 2020, Commvault incurred costs related to a non-routine shareholder matter. The costs are for professional fees related to the settlement agreement with the shareholder and consulting fees incurred with the operational review which was agreed to as part of the settlement. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will better help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(5)Represents noncash amortization of intangible assets. Amortization of intangible assets may fluctuate in amount and frequency and Management considers this to be outside of Commvault's normal operating results.

(6)In connection with the acquisition of Hedvig Inc., certain Hedvig shareholders will receive cash payments for the 30 months following the date of acquisition, subject to their continued employment with Commvault. While these payments are proportionate to these shareholders' ownership of Hedvig, under GAAP they are accounted for as compensation expense within Research and development expenses over the course of the 30 month service period. Management believes, when used as a supplement to GAAP results, that the exclusion of these non-routine expenses will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(7)During the second quarter of fiscal 2020, Commvault incurred costs related to the acquisition of Hedvig, Inc. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to other periods.

(8)In the second quarter of fiscal 2021, Commvault recorded an impairment charge of its acquired intangible assets. These non-cash charges are not representative of ongoing costs to the business and are not expected to recur. As a result, these charges are being excluded to provide investors with a more comparable measure of costs associated with ongoing operations.

(9)The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27%.

(10)This table includes the following financial metrics that are derived from Commvault’s GAAP recognized revenue:

Subscription software and products revenue - The amounts included on this line include the software and product portion of a) non-cancellable term-based, or subscription, licenses that expire at the end of the contractual term; and b) “pay-as-you-go” utility arrangements based on product usage that are structured with no guaranteed minimums. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Perpetual software and products revenue - The amounts included on this line are primarily associated with revenue from the sale of perpetual software licenses. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Recurring support and services revenue - The amounts included on this line consist primarily of maintenance and support revenues associated with the sale of both subscription and perpetual software arrangements. This revenue is included in Services Revenue on Commvault’s Consolidated Statement of Operations. This line also includes revenue from software-as-a-service arrangements.

Non-recurring services revenue - The amounts included on this line are primarily revenues associated with Commvault’s installation and consultation services. These revenues are included in Services Revenue on Commvault’s Consolidated Statement of Operations.

Management believes that reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the recurring nature of certain revenue amounts and trends as compared to prior periods.

Note that nearly all of Commvault’s software and product revenue is related to solutions that are run in the customer’s environment. Commvault currently does not have material revenue related to hosted, or software as a solution products. As a result, as required under ASC 606, substantially all of Commvault’s software and product revenue is recognized at a point in time, when it is delivered to the customer, and not ratably over the course of a contractual period. This is the case for both perpetual software licenses and subscription software licenses. Metallic, Commvault's software-as-a-service offering is recognized over time as services revenue.

(11)        Annualized Recurring Revenue (ARR) is defined as the annualized recurring value of all active contracts at the end of a reporting period. It includes the following contract types: subscription agreements (including utility), maintenance contracts related to perpetual licenses, other extended maintenance contracts (enterprise support), managed services, and Metallic. It excludes any element of the deal arrangement that is not expected to recur, primarily perpetual licenses and most professional services. Contracts will be annualized by dividing the total contract value by the number of days in the contract term, then multiplying by 365.

ARR should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue. Management believes that reviewing this metric, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams versus prior periods.

(12)     Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2021. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as Adjustment for currency impact in the table above.